Exhibit 99.1
FOR IMMEDIATE RELEASE
AUGUST 21, 2015

NOTICE OF PROPOSED VOLUNTARY DISMISSAL OF DERIVATIVE ACTION

This notice relates to a proposed voluntary dismissal of a shareholder derivative action and is being given pursuant to an order of The U.S. District Court for the Western District of Oklahoma. The purpose of the notice is to advise Chesapeake Energy Corporation (‘Chesapeake” or the “Company”) shareholders that plaintiffs Jacob Shochat and Norman Spiegel in the above referenced action wish to voluntarily dismiss the case. Additional information on the action and right to intervene can be found below.

Between April 20, 2012 and June 28, 2012, thirteen shareholder derivative actions were filed in the United States District Court for the Western District of Oklahoma, all of which were consolidated on July 13, 2012, into a single related action entitled In re Chesapeake Energy Corporation 2012 Shareholder Derivative Litigation, Case. No. CIV-12-436-M (the “Derivative Action”). The Derivative Action alleges causes of action for breaches of fiduciary duty by directors and officers of Chesapeake related to their purported willful disregard of alleged conflicted, wrongful activities of former CEO Aubrey McClendon that violated corporate policies and his fiduciary duties and their waste of corporate assets. The alleged wrongful activities included: (i) McClendon’s $1.1-$1.3 billion in loans from related Company partners in order to finance his participation in a corporate incentive program called the Founders Well Participation Program; (ii) McClendon active management of a hedge fund he co-founded, Heritage Management Company LLC, out of the offices of the Company’s CEO and Chairman at the same time he was solely responsible for managing Chesapeake’s $17 billion hedge facility and running Chesapeake; (iii) the termination of McClendon without cause and conflicted investigation into McClendon’s activities; and (iv) the problematic replacement of the Company’s Board.

This notice of the proposed voluntary dismissal of the Derivative Action will be posted in the Investor Relations section of Chesapeake’s website for 30 days. Chesapeake shareholders are hereby advised:

Chesapeake shareholders may intervene and continue prosecution of the Derivative Action as a named plaintiff, with their counsel as lead counsel for plaintiffs. Any shareholder who wishes to intervene must file a motion with the U.S. District Court for the Western District of Oklahoma, 200 NW 4th Street, Oklahoma City, Oklahoma, 73102, not later than September 21, 2015. Any motion to intervene must be filed in writing, and must include: (i) the caption of the Derivative Action; (ii) the name of the shareholder; (iii) proof or certification of the date the intervening shareholder purchased Chesapeake stock, and that the intervening shareholder has held its shares continuously since the date of purchase; and (iv) a statement of the basis for the intervention.

INVESTOR CONTACT:	MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
Brad Sylvester, CFA	Gordon Pennoyer	6100 North Western Avenue
(405) 935-8870	(405) 935-8878	P.O. Box 18496
ir@chk.com	media@chk.com	Oklahoma City, OK 73154